Exhibit 99.1
optionsXpress Announces Fourth Quarter and Full Year 2010 Results
CHICAGO, IL, January 27, 2011 — optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months and full year ended December 31, 2010.
Highlights from the fourth quarter 2010 included:
•	Revenues of $55.5 million, an 8% decrease year-over-year

•	Commission revenues of $39.9 million, a 2% increase year-over-year

•	Net income of $11.6 million, or $0.20 per diluted share

•	Retail daily average revenue trades (DARTs) of 30,500, flat year-over-year

•	Net new account growth of 8,300 during the quarter
Highlights from the full year 2010 included:
•	Revenues of $231.4 million, a 1% decrease year-over-year

•	Net income of $51.9 million, or $0.90 per diluted share

•	Ending accounts of 379,400, an 8% increase year-over-year

•	$7.8 billion in customer assets on December 31, 2010, an 11% increase year-over-year
“We saw improvement in virtually all of our business metrics in the fourth quarter compared to the third quarter as broader customer engagement increased. Retail trading activity improved, client assets ended the year at all-time highs and margin balances were at their highest level since August 2008. In addition, fourth quarter net new accounts were at their highest level in the past six quarters, including robust growth in December, which is typically one of our slowest months due to the holiday season. These key performance indicators demonstrate the leverage of our business model in an improving retail environment,” commented David Fisher, Chief Executive Officer of optionsXpress.
Fourth Quarter Results
For the fourth quarter, Retail DARTs were 30,500, essentially flat when compared to the fourth quarter of 2009, and up 16% from 26,300 for the third quarter of 2010. Total net revenues decreased 8% from the fourth quarter of 2009 and were up 4% when compared to the third quarter of 2010. Resulting net income was $11.6 million, or $0.20 per diluted share, a 22% decrease from the $14.9 million reported in the fourth quarter of 2009.

Full Year 2010 Performance
At the end of 2010, total customer accounts were 379,400, up 8% from 2009. Total customer assets at year-end 2010 were $7.8 billion, up 11% from year-end 2009 customer assets of $7.0 billion. Commission revenues for 2010 were $159.4 million, essentially flat with 2009. Net interest revenues and fees were $18.2 million, up 4% from 2009. 2010 full year total net revenues were $231.4 million, which was down 1% from net revenues of $233.4 million in 2009, and 2010 full year earnings per share were $0.90, a 14% decrease versus earnings per share of $1.05 in 2009.
“As opposed to the third quarter when we reduced marketing expense due to a weak market environment, in the fourth quarter we were able to respond to more favorable conditions by spending more, increasing our total net new account growth and lowering our average cost per net new account,” commented Adam DeWitt, Chief Financial Officer of optionsXpress. “Additionally, we demonstrated our commitment to return value to shareholders while maintaining our ability to grow. During the fourth quarter, we paid a special dividend of $4.50 per share. Despite the size of this dividend, we retain sufficient financial flexibility to fund current operations and growth opportunities in 2011 and beyond. In total, through dividends and stock repurchases, we have returned over $390 million to shareholders over the last three years.”
Outlook
Mr. Fisher concluded, “This month, we are celebrating optionsXpress’ 10th anniversary and the start of a revolution determined to bring the power of derivatives trading to retail investors. We have delivered on this mission throughout our history by introducing innovative products and tools, utilizing cutting-edge technologies to make derivatives trading easier and leveling the playing field for the retail investor. The results speak for themselves — account growth rates that regularly outpace peers, almost 380,000 customers, and $7.8 billion of customer assets, a record high and key long-term driver of activity.”
“As we look forward, we are encouraged by the improved market landscape and remain excited about the prospects for continued secular growth in derivatives trading. We believe that our commitment to innovation and an efficient operating model will help us translate these trends into long-term earnings growth.”
Conference Call
A conference call will be broadcast live on Thursday, January 27, 2011, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) at www.optionsxpress.com/investor. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, Open E Cry, LLC, an innovative futures broker offering direct access futures trading for high volume commodities and futures traders through its proprietary software platform, and Optionetics, Inc, a leading provider of investment education services, including live seminars, proprietary software analytics, online and offline educational products and individual coaching.
More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.
Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “feel,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.
FOR FURTHER INFORMATION:
Investor Inquiries:
Jim Polson
FD
(312) 553-6730
or
Media Inquiries:
Patrick Van De Wille
FD
(312) 553-6704

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended
	December 31,	December 31,	Change
	2010	2009	$	%
Revenues:
Commissions	$39,908	$38,938	$970	2%
Other brokerage related revenue	4,662	6,003	(1,341)	(22%)
Interest revenue and fees	4,277	4,677	(400)	(9%)
Interest expense	(54)	(67)	13	(19%)

Net interest revenue and fees	4,223	4,610	(387)	(8%)
Education revenues	5,954	8,008	(2,054)	(26%)
Other income	791	2,563	(1,772)	(69%)

Net revenues	$55,538	$60,122	$(4,584)	(8%)

Expenses:
Compensation and benefits	$11,346	$11,759	$(413)	(4%)
Brokerage, clearing and other related expenses	9,536	8,899	637	7%
Brokerage advertising	4,447	3,607	840	23%
Education marketing and fulfillment	3,112	4,965	(1,853)	(37%)
Depreciation and amortization	2,174	2,239	(65)	(3%)
Other general and administrative	6,630	6,155	475	8%

Total expenses	$37,245	$37,624	$(379)	(1%)

Income before income taxes	18,293	22,498	(4,205)	(19%)
Income taxes	6,719	7,628	(909)	(12%)

Net income	$11,574	$14,870	$(3,296)	(22%)

Basic earnings per share	$0.20	$0.26	$(0.06)	(23%)
Diluted earnings per share	$0.20	$0.26	$(0.06)	(23%)

Weighted average shares outstanding — basic	57,450	57,669	(219)	(0%)
Weighted average shares outstanding — diluted	57,844	57,857	(13)	(0%)

	Twelve Months Ended
	December 31,	December 31,	Change
	2010	2009	$	%
Revenues:
Commissions	$159,448	$159,536	$(88)	(0%)
Other brokerage related revenue	17,936	26,765	(8,829)	(33%)
Interest revenue and fees	18,409	17,787	622	3%
Interest expense	(200)	(245)	45	(18%)

Net interest revenue and fees	18,209	17,542	667	4%
Education revenues	27,302	24,398	2,904	12%
Other income	8,549	5,177	3,372	65%

Net revenues	$231,444	$233,418	$(1,974)	(1%)

Expenses:
Compensation and benefits	$46,299	$42,452	$3,847	9%
Brokerage, clearing and other related expenses	37,203	31,931	5,272	17%
Brokerage advertising	17,863	17,608	255	1%
Education marketing and fulfillment	17,208	15,763	1,445	9%
Depreciation and amortization	8,890	8,879	11	0%
Other general and administrative	23,923	22,579	1,344	6%

Total expenses	$151,386	$139,212	$12,174	9%

Income before income taxes	80,058	94,206	(14,148)	(15%)
Income taxes	28,154	33,439	(5,285)	(16%)

Net income	$51,904	$60,767	$(8,863)	(15%)

Basic earnings per share	$0.90	$1.05	$(0.15)	(14%)
Diluted earnings per share	$0.90	$1.05	$(0.15)	(14%)

Weighted average shares outstanding — basic	57,443	57,925	(482)	(1%)
Weighted average shares outstanding — diluted	57,785	58,081	(296)	(1%)

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ended
	December 31,	December 31,	Change
	2010	2009	$	%
Assets:
Cash and cash equivalents	$100,875	$178,989	$(78,114)	(44%)
Cash and investments segregated in compliance with federal regulations	945,870	881,210	64,660	7%
Receivables from brokerage customers, net	235,589	149,871	85,718	57%
Receivables from brokers, dealers and clearing organizations	25,686	110,779	(85,093)	(77%)
Investments in securities	11,442	70,850	(59,408)	(84%)
Deposits with clearing organizations	20,480	30,245	(9,765)	(32%)
Fixed assets, net	11,345	13,263	(1,918)	(14%)
Goodwill	85,360	81,590	3,770	5%
Other intangible assets, net	4,837	6,525	(1,688)	(26%)
Other assets	31,434	22,999	8,435	37%

Total assets	$1,472,918	$1,546,321	$(73,403)	(5%)

Liabilities and stockholders’ equity:

Liabilities
Payables to brokerage customers	$1,193,479	$1,179,204	$14,275	1%
Payables to brokers, dealers and clearing organizations	1,711	144	1,567	1088%
Accrued liabilities and accounts payable	19,471	19,027	444	2%
Current and deferred income taxes	651	193	458	237%
Other liabilities	32,521	36,878	(4,357)	(12%)
Long-term debt	120,000	—	120,000	NM

Total liabilities	1,367,833	1,235,446	132,387	11%

Stockholders’ equity	105,085	310,875	(205,790)	(66%)

Total liabilities and stockholders’ equity	$1,472,918	$1,546,321	$(73,403)	(5%)

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended
	December 31,	December 31,	Change
	2010	2009	$ or #	%
Number of customer accounts
(at period end)(1)	379,400	351,200	28,200	8%
Daily average revenue trades (‘‘DARTs’’) (2)
Retail DARTs	30,500	30,400	100	0%
Institutional DARTs	12,100	12,200	(100)	(1%)

Total DARTs	42,600	42,600	0	0%
Customer trades per account (3)	29	31	(2)	(6%)
Average commission per trade	$14.75	$14.49	$0.26	2%
Option trades as a % of total trades	43%	43%	0%
Brokerage advertising expense per net new customer account (4)	$536	$494	$42	9%
Total client assets (000s)	$7,830,545	$7,024,623	$805,922	11%
Client margin balances (000s)	$220,975	$149,062	$71,913	48%

	Twelve Months Ended
	December 31,	December 31,	Change
	2010	2009	$ or #	%
Number of customer accounts
(at period end)(1)	379,400	351,200	28,200	8%
Daily average revenue trades (‘‘DARTs’’) (2)
Retail DARTs	29,900	31,500	(1,600)	(5%)
Institutional DARTs	14,000	12,600	1,400	11%

Total DARTs	43,900	44,100	(200)	(0%)
Customer trades per account (3)	30	33	(3)	(9%)
Average commission per trade	$14.42	$14.41	$0.01	0%
Option trades as a % of total trades	42%	42%	0%
Brokerage advertising expense per net new customer account (4)	$633	$540	$93	17%
Total client assets (000s)	$7,830,545	$7,024,623	$805,922	11%
Client margin balances (000s)	$220,975	$149,062	$71,913	48%

(1)	Customer accounts are open, numbered accounts.

(2)	DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.

(3)	Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.

(4)	Calculated based on total net new customer accounts opened during the period.

optionsXpress Holdings, Inc.
Segment Information
In thousands
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Revenue
Brokerage Services	$49,752	$52,132	$204,588	$209,041
Education	6,435	8,515	29,226	25,459
Eliminations	(649)	(525)	(2,370)	(1,082)

Revenue	$55,538	$60,122	$231,444	$233,418

Income/(loss) before income taxes
Brokerage Services	$18,777	$23,286	$84,246	$96,287
Education	(484)	(788)	(4,188)	(2,081)

Income before income taxes	$18,293	$22,498	$80,058	$94,206